UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101) Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

SPACEHAB, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

October 22, 2007

To the Stockholders of SPACEHAB, Incorporated:

You are cordially invited to attend the Special Meeting of Stockholders for SPACEHAB, Incorporated (the “Company”) to be held at the Company’s Corporate Headquarters located at 12130 Highway 3, Building 1, Webster, Texas 77598 on November 20, 2007, at 10:00 a.m. Information about the meeting and the proposals to be considered are presented in the Notice of Special Meeting and the proxy statement on the following pages.

At the meeting you will be asked to consider and vote on the following matters relative to the Company’s capital structure:

(i)                   An amendment to Article Four of the Company’s Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock of the Company from 70 million shares to 750 million shares;

(ii)                A reverse split of the Company’s common stock in the ratio of one share of new common stock for each ten shares of old common stock;

(iii)             To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has approved these proposals and the Company urges you to vote in favor of these proposals and such other matters as may be submitted to you for a vote at the meeting.

The Board of Directors has fixed the close of business on October 17, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting.

Your participation in the Company’s affairs is important regardless of the number of shares you hold. To ensure your representation at the meeting, the Company urges you to mark, sign, date, and return the enclosed proxy card promptly even if you anticipate attending in person. If you attend, you will, of course, be entitled to vote in person.

Thank you for your assistance in returning your proxy card promptly.

By Order of the Board of Directors,

Brian K. Harrington

Senior Vice President and

Chief Financial Officer

Secretary and Treasurer

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SPACEHAB, Incorporated, (the “Company” or “SPACEHAB”) a Washington corporation, of proxies to be voted at the Special Meeting of Stockholders on November 20, 2007 at 10:00 a.m., which is a Special Meeting to be held at the Company’s Corporate Headquarters located at 12130 Highway 3, Building 1, Webster, Texas 77598 (the “Special Meeting”). This proxy statement, the accompanying proxy card, and Annual Report on Form 10-K to stockholders are first being mailed to stockholders on or about November 5, 2007.

At the meeting you will be asked to consider and vote on the following matters relative to the Company’s capital structure:

(i)                   An amendment to Article Four of the Company’s Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock of the Company from 70 million shares to 750 million shares;

(ii)                A reverse split of the Company’s common stock in the ratio of one share of new common stock for each ten shares of old common stock;

(iii)             To transact such other business as may properly come before the meeting and any adjournment thereof.

Record Date and Voting Securities

The Board of Directors has fixed the close of business on October 17, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. As of the record date, there were 45,648,377 shares of SPACEHAB’s common stock, no par value per share, outstanding and 61,550 shares of SPACEHAB’s Series C Convertible Preferred Stock (the “Preferred Stock”) no par value per share, outstanding. Holders of common stock and Preferred Stock are entitled to notice of the Special Meeting and to one vote per share of common stock or 1,461 votes per share of Preferred Stock owned as of the record date at the Special Meeting. No stockholder shall be allowed to cumulate votes.

Proxies

The Board of Directors is soliciting a proxy in the form accompanying this proxy statement for use at the Special Meeting, and will not vote the proxy at any other meeting. Mr. Barry A. Williamson and Mr. Thomas B. Pickens, III, or each acting individually, are the persons named as proxies on the proxy card accompanying this proxy statement, who have been selected by the Board of Directors to serve in such capacity. Mr. Williamson is Chairman of the Board of Directors and Mr. Pickens is a member of the Board of Directors and Chief Executive Officer.

Revocation of Proxies

Each stockholder giving a proxy has the power to revoke it at any time before the shares represented by that proxy are voted. Revocation of a proxy is effective when the Secretary of the Company receives either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Special Meeting.

Voting of Proxies

Because many SPACEHAB stockholders are unable to attend the Special Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting as set forth in this proxy statement. Stockholders are urged to read carefully the material in this proxy statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date, and return the card in the enclosed stamped envelope.

Each proxy that is (a) properly executed, (b) timely received by the Company before or at the Special Meeting, and (c) not properly revoked by the stockholder pursuant to the instructions below, will be voted in accordance with the directions specified on the proxy and otherwise in accordance with the judgment of the persons designated therein as proxies. If no choice is specified and the proxy is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board of Directors contained in this proxy statement.

Dissenters’ Rights of Appraisal

Under Washington corporate law our stockholders are not entitled to appraisal rights with respect to the proposals being voted on at the Special Meeting, and we will not independently provide our stockholders with any such rights.

Quorum; Method of Tabulation

The holders of at least one-third of all issued and outstanding shares of common stock and Preferred Stock entitled to vote at the Special Meeting and voting as two separate classes, whether present in person or represented by proxy, will constitute a quorum with respect to that voting class. The affirmative vote of a majority of the shares of common stock and Preferred Stock having voting power, voting as two separate classes, is required to approve the proposed amendment to the Company’s Amended and Restated Articles of Incorporation and the reverse stock split set forth in Proposals 1 and 2.

One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the Special Meeting, and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Therefore, abstentions will be the equivalent of a “no” vote for matters related to the changes to the Company’s capital structure.

Many of the Company’s shares of common stock are held in “street name,” meaning that a depository, broker-dealer or other financial institution holds the shares in its name, but such shares are beneficially owned by another person. Generally, a street name holder must receive direction from the beneficial owner of the shares to vote on issues other than routine Stockholder matters such as the election of directors or ratification of auditors. If a broker indicates on a Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote at the Special Meeting for such matter. Accordingly, broker non-votes will be the equivalent of a “no” vote for purposes of the proposals to change the Company’s capital structure and will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of votes cast from which the majority is calculated with respect to the proposal to ratify the auditors.

Form 10-K

Stockholders may obtain, without charge, a copy of the Company’s 2007 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”). For copies, please contact Investor Relations at the address of the Company’s principal executive office: SPACEHAB, Inc., 12130 Highway 3, Building 1, Webster, Texas 77598. The Form 10-K is also available to the public through the SEC’s website at www.sec.gov and through the Company’s website at www.spacehab.com.

PROPOSAL 1 – AMENDMENT TO ARTICLE FOUR OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY FROM 70,000,000 SHARES TO 750,000,000 SHARES

Proposed Amendment to Amended and Restated Articles of Incorporation

The Board of Directors has adopted a resolution approving and recommending to the stockholders for their approval a proposal to amend Article Four of the Company’s Articles of Incorporation (the “Articles”) to increase the number of authorized shares of common stock from 70 million shares to 750 million shares (the “Article Four Amendment”).

The form of the Article Four Amendment is as follows:

 “The Articles are hereby amended by amending and restating the first sentence of Article Four to be and read in its entirety as follows:

FOURTH:  The total number of shares of capital stock that the Corporation shall have authority to issue is 752,500,000 shares, consisting of 750,000,000 shares of common stock, no par value per share (the “Common Stock”), and 2,500,000 shares of preferred stock, no par value per share (the “Preferred Stock”).”

Background and Reasons for Increasing the Authorized Shares of Common Stock

On October 5, 2007, the Company closed its offer to exchange any and all of its outstanding 8% Convertible Subordinated Notes due 2007 (the “Junior Notes”) and any and all of its outstanding 5.5% Senior Convertible Notes due 2010 (the “Senior Notes”). As a result of the closing of the exchange offer, (i) in exchange for $7,439,000 in principal aggregate amount of validly tendered and accepted Junior Notes, the holders received an aggregate of 550,486 shares of the Company’s common stock and an aggregate of 8,926.8 shares of Preferred Stock and (ii) in exchange for $45,633,000 in principal aggregate amount of validly tendered and accepted Senior Notes, the holders received an aggregate of 30,437,211 shares of common stock and 45,633 shares of Preferred Stock. In addition, Astrium GMBH exchanged its series B preferred stock for 1,333,334 shares of common stock and 6,540 shares of Preferred Stock. Further details about the terms and conditions of the exchange offer are set forth in the offer to purchase, which was filed as Exhibit (a)(1)(A) to the Schedule TO on August 31, 2007.

Each share of Preferred Stock will automatically be converted into 1,461 shares of common stock upon stockholder approval and filing of an amendment to the Company’s Articles to increase the number of authorized shares of common stock to at least 250,000,000 shares of common stock (“Automatic Conversion”). If this proposal is approved, the Automatic Conversion will take place immediately following the effectiveness of the Article Four Amendment. Further information on the terms of the Preferred Stock can be found in the offer to purchase, which was filed as Exhibit (a)(1)(A) to the Schedule TO on August 31, 2007.

Currently, the Company’s authorized capital stock consists of 70,000,000 shares of common stock and 2,500,000 shares of Preferred Stock. The following chart depicts all of the authorized capital stock of the Company as of the Record Date, including a breakdown of the issued, outstanding, and/or reserved capital stock:

Current Capitalization Table

Common Stock Outstanding and Committed

Total Amount Outstanding	45,648,377
Reserved for Issuance Upon Conversion of Senior Notes	4,574,000
Reserved for Issuance Upon Exercise of Outstanding Stock Options	1,074,000
Total Outstanding and Committed	51,296,377
Uncommitted Under Approved Options and ESPP Plans	3,206,064
Total	54,502,441
Total Authorized	70,000,000
Available	15,497,559

The Company currently has 15,497,559 shares of common stock that are unreserved and available for issuance in exchange for the Series C Convertible Preferred Stock. The 61,550 shares of Series C Convertible Preferred Stock will convert into 89,924,258 shares of common stock. Therefore, the Company must amend its Articles to increase the number of authorized shares of common stock by an amount sufficient to permit the conversion of all of the Preferred Stock into shares of common stock. The Company will not receive any cash proceeds from issuance of common stock on conversion of the Preferred Stock pursuant to the Automatic Conversion.

General Effect of the Amendment

If the Article Four Amendment is approved and becomes effective, holders of the Preferred Stock would automatically convert into 89,924,258 shares of common stock as a result of the Automatic Conversion, representing 66.3% of the Company’s outstanding common stock. The following table shows the capital structure of the Company if this Proposal 1 is approved by the stockholders and becomes effective (note that this table assumes that the reverse stock split set forth in Proposal 2 below is not approved—please see the “Post-Reverse Split Capitalization Table” set forth in Proposal 2 for the capital structure of the Company if Proposal 2 is also approved):

Post-Amendment Capitalization Table

Common Stock Outstanding and Committed

Total Amount Outstanding	135,571,466
Reserved for Issuance Upon Conversion of Senior Notes	4,574,000
Reserved for Issuance Upon Exercise of Outstanding Stock Options	1,074,000
Total Outstanding and Committed	141,219,466
Uncommitted Under Approved Options and ESPP Plans	3,206,064
Total	145,425,530
Total Authorized	750,000,000
Available	605,574,470

If the stockholders approve the increase of the Company’s authorized common stock under this proposal, as well as the reverse stock split under Proposal 2 below, the Company will have 605,574,470 shares of authorized common stock available for issuance. The additional shares of common stock authorized by the amendment that are not reserved for other purposes may be issued periodically on authorization by the Board of Directors, without further approval by the Stockholders, unless such authorization is required by applicable law or the rules of The NASDAQ Stock Market LLC. Shares of common stock may be issued for such consideration as the Board of Directors may determine, and as may be permitted by applicable law. The proposed amendment to the Articles does not change the terms of the common stock.

Effective Date

If approved by the stockholders, it is anticipated that the amendment to the Articles will become effective as soon as practicable after the Special Meeting. On approval of this proposal at the Special Meeting, the Company will file the Article Four Amendment with the Secretary of State of the State of Washington, and upon approval the number of authorized shares of common stock will be increased from 70,000,000 shares to 750,000,000 shares (without affecting par value).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASE IN AUTHORIZED SHARES OF COMMON STOCK TO 750,000,000 SHARES.

PROPOSAL 2 – THE REVERSE SPLIT OF THE COMPANY’S COMMON STOCK IN THE RATIO OF ONE SHARE OF NEW COMMON STOCK FOR EACH TEN SHARES OF OLD COMMON STOCK

Proposed Reverse Stock Split

The Board of Directors has adopted a resolution approving, and recommends to the Company’s stockholders, a 10-for-1 reverse split (the “Reverse Split”) of the Company’s outstanding common stock to take place immediately following the effectiveness of the Automatic Conversion. After the Reverse Split, there will be a corresponding proportionate reduction of the Company’s authorized but unissued common stock (as described below). Even if the Reverse Split is approved by the stockholders, it will only occur if the stockholders also approve the Article Four Amendment. The Reverse Split and the simultaneous proportionate reduction in the Company’s authorized common stock will automatically occur upon the effective date of the amendment to the Articles regarding the Reverse Split and capital reduction (the “Reverse Split Amendment”). The Reverse Split Amendment will be filed as soon as practicable after the effective date of the Article Four Amendment, and in no event later than 3 business days after such effective date.

The form of the proposed Reverse Split Amendment is as follows:

 “This amendment effects a reverse stock split pursuant to which, at and as of the effective date of this amendment, every ten shares of Common Stock of the Corporation outstanding immediately prior to the time this amendment becomes effective shall be converted into and constitute one share of fully paid and nonassessable common stock of the Corporation, without further action of any kind. In addition, the Company’s authorized but unissued shares of common stock shall simultaneously undergo a reduction. The Company’s authorized shares of Preferred Stock will not be affected by the reverse stock split. The reverse stock split will not change the par value of the Company’s common stock.

The Articles are hereby amended by amending and restating the first sentence of Article Four to be and read in its entirety as follows:

FOURTH:  The total number of shares of capital stock that the Corporation shall have authority to issue is 77,500,000 shares, consisting of 75,000,000 shares of common stock, no par value per share (the “Common Stock”), and 2,500,000 shares of preferred stock, no par value per share (the “Preferred Stock”).”

Should the stockholders approve the Reverse Split, each ten shares of common stock held by a stockholder of the Company will automatically become one post-Reverse Split share of common stock (collectively, the “Post-Reverse Split Stock”). No fractional shares will be issued in connection with the Reverse Split; however, any fractional shares resulting from the Reverse Split will be rounded up to the next whole number, to the extent permitted under Washington state law.

Reasons for the Proposed Reverse Split

The Company’s common stock is currently traded on the NASDAQ Capital Market under the symbol “SPAB”. As of October 22, 2007, the per share market price of the common stock was $0.315. The NASDAQ has notified the Company that it is in violation of its listing requirements, since it (i) has not maintained a share price for its common stock of $1.00 or more, and (ii) does not have $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years; or $35,000,000 market value of listed securities; or $2,500,000 in stockholders’ equity. The Board of Directors of the Company believes that the current price per share of the common stock diminishes the effective marketability of such stock because of the reluctance of many leading brokerage firms to recommend lower-priced stocks to their clients. Additionally, the policies and practices of a number of brokerage houses with respect to the payment of commissions based on stock price tend to discourage individual brokers within those firms from dealing in lower-priced stocks. The Board of Directors believes that the foregoing factors adversely affect the price and liquidity of the common stock, and could also affect the Company’s ability to raise additional capital through a sale of equity securities. To execute its business plan the Company must raise additional capital, which is likely to be substantially dilutive to the holders of its common stock. In addition, there can be no assurance that additional capital can be raised on terms acceptable to the Company, even if the Reverse Split is approved.

The Board of Directors is hopeful that the decrease in the number of shares of common stock outstanding as a consequence of the proposed Reverse Split, and the anticipated corresponding increased price per share, will stimulate interest in the Post-Reverse Split Stock, promote greater liquidity for the Company’s stockholders with respect to their shares and bring the common stock back into compliance with the NASDAQ per share trading price requirement. The possibility does exist, however, that the liquidity and price of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the proposed Reverse Split.

The Board of Directors is also hopeful that the proposed Reverse Split will result in a price level for the shares that would mitigate the current reluctance, policies, and practices on the part of brokerage firms in dealing with the Company’s common stock and will diminish the adverse impact of trading commissions on the potential market for Company’s common stock. There can be no guarantee, however, that the proposed Reverse Split will achieve the results outlined above, nor can there be any assurance that the Reverse Split will not adversely impact the trading volume or market price of the common stock or, alternatively, that any increased per share price of the common stock immediately after the proposed Reverse Split will be sustained for any period of time. Additionally, the Reverse Split will have the effect of creating odd lots of stock for some stockholders, and such odd lots may be more difficult to sell or have higher brokerage commissions associated with their sale. Management is not aware of any present efforts of any person(s) to accumulate common stock in order to obtain control of the Company and the proposed Reverse Split is not intended to be an anti-takeover device. The approval of this proposal is being sought simply to enhance the image of the Company and to price the common stock in a range more acceptable to the brokerage community and to investors.

General Effect of the Reverse Split

After the effective date of the Reverse Split, each stockholder will own a reduced number of shares of our common stock as every ten shares of common stock that a stockholder owns will be combined and converted into a single share. The Company estimates that, following the Reverse Split, the Company would have approximately the same number of stockholders and, except for any changes as a result of the treatment of fractional shares, the completion of the Reverse Split alone would not affect any stockholder’s proportionate equity interest in the Company.

In connection with the Reverse Split, the Company will also proportionately reduce its authorized common stock. On the Reverse Split effective date, the number of outstanding shares of common stock will be reduced from 135,571,466 shares to approximately 13,557,147 shares. The exact number of shares of common stock that will be outstanding after the Reverse Split will depend on the results of the rounding-up mechanism to avoid fractional shares. Simultaneously, the Company’s number of authorized shares of common stock will be reduced from 750 million shares to 75 million shares. The Company’s authorized shares of Preferred Stock will not be affected by the Reverse Split. After the Automatic Conversion and the Reverse Split, the Company will have available for future issuance 60,557,447 shares of common stock for use in financing and other activities in the ordinary course of its business.

The following table shows the capital structure of the Company if Proposal 2 is approved by the stockholders and becomes effective:

Post-Reverse Split Capitalization Table

Common Stock Outstanding and Committed

Total Amount Outstanding	13,557,147
Reserved for Issuance Upon Conversion of Senior Notes	457,400
Reserved for Issuance Upon Exercise of Outstanding Stock Options	107,400
Total Outstanding and Committed	14,121,947
Uncommitted Under Approved Options and ESPP Plans	320,606
Total	14,442,553
Total Authorized	75,000,000
Available	60,557,447

Effect on Existing Shares of Common Stock

The proposed Reverse Split would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that any fractional shares resulting from the Reverse Split will be rounded up to the next whole share. Proportionate voting rights and other rights and preferences of the holders of the Company’s common stock would not be affected by the Reverse Split.

Effect on Outstanding Options

In connection with this proposal, all outstanding options and warrants exercisable for shares of common stock will be adjusted so that the number of shares issuable on the exercise of such outstanding options or warrants will be decreased in proportion to the 10-for-1 Reverse Split, and the exercise per share price under such outstanding options and warrants will be proportionately increased. Outstanding options will be rounded up to the nearest whole share and no cash payment will be made in respect of any fractional share relating to the outstanding options. Following the Reverse Split, the Company expects that there will be approximately 107,400 shares underlying outstanding options.

Effect on Preferred Stock

The Company has outstanding 61,550 shares of Preferred Stock, which will convert into 89,923,089 shares of common stock immediately on filing of the Article Four Amendment as described under Proposal 1 above, subject to stockholder approval. The conversion of the Preferred Stock into common stock will occur before the Reverse Split effective date, and the converted shares of common stock will be split 10-for-1 as part of the Reverse Split. The number of authorized shares of preferred stock of the Company will not be affected by the Reverse Split.

Effect on Convertible Debt

The number of shares into which our outstanding notes are convertible and the conversion price for those outstanding notes will be automatically adjusted as a result of the Reverse Split as provided in the indenture that governs the terms of those notes.

Effect on Par Value

The Reverse Split will not change the per share par value of the common stock.

Effect on Registration and Stock Trading

Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of our common stock under the Exchange Act.

If the Reverse Split is implemented, our common stock will continue to be reported on NASDAQ under the symbol “SPAB” (although the letter “d” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the Reverse Split to indicate that the Reverse Split has occurred).

Effective Date

The Reverse Split would become effective on the date of approval of the Reverse Split Amendment by the Secretary of State of the State of Washington. On the effective date of the Reverse Split, shares of common stock issued and outstanding will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the Reverse Split ratio determined by the Board of Directors within the limits set forth in this Proposal 2. The certificates representing the outstanding pre-Reverse Split shares of common stock will not be required to be exchanged for new certificates representing Post-Reverse Split Stock. Rather, the existing certificates will be deemed automatically to constitute and represent the correct number of shares of Post-Reverse Split Stock without further action by the stockholders. New certificates will only be issued as old certificates are delivered to the Company’s transfer agent as transfers of shares occur after the Reverse Split effective date.

Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed Reverse Split. Instead, stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible, will be rounded up to the next whole number, to the extent permitted under Washington state law.

Accounting Consequences

The only effects on the Company’s consolidated financial statements will be a reclassification of the capital accounts on the Company’s balance sheet, a recalculation of profit/loss per share and weighted average shares outstanding, as if the Reverse Split had occurred on the first day of each period presented, and a reduction in the Company’s authorized capital stock.

Certain Risks Associated with the Reverse Stock Split

If the Reverse Split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our common stock may not improve.

While we believe that a higher stock price may help generate investor interest in our common stock, the Reverse Split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our common stock after the Reverse Split may result in a greater percentage decline than would occur in the absence of the split. If the Reverse Split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

Our total market capitalization immediately after the proposed Reverse Split may be lower than immediately before the proposed Reverse Split.

There are numerous factors and contingencies that could affect our stock price following the proposed Reverse Split, including the status of the market for the Company stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of the Reverse Split (for example, based on the closing price of our common stock on NASDAQ on the Record Date of $0.35 per share, the direct arithmetic result of the Reverse Split would be a post -split market price for our common stock of $3.50 per share). If the market price of our common stock declines after the Reverse Split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after the split will be lower than before the split.

The Reverse Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “board lots” of even multiples of 100 shares.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the proposed Reverse Split. The following discussion is based on current federal tax law, and does not purport to be a complete discussion of relevant tax consequences. STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

1.               The Reverse Split will not be a taxable transaction to the Company.

2.               A stockholder will not recognize any gain or loss as a result of the Reverse Split.

3.               The aggregate tax basis of a stockholder’s Post-Reverse Split Stock will equal the aggregate tax basis of the stockholder’s shares of pre-Reverse Split common stock. The holding period of the Post-Reverse Split Stock generally will include the holding period of the stockholder’s pre-Reverse Split common stock, provided the pre-Reverse Split shares of common stock were capital assets in the hands of such stockholder.

Relationship to Other Proposals

In the event Proposal 1 increasing the authorized shares of common stock is not approved by the stockholders then this Proposal 2 will not be implemented regardless of whether it is approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REVERSE SPLIT OF THE COMPANY’S COMMON STOCK.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of October 5, 2007, certain information regarding the beneficial ownership of the Company’s outstanding common stock and Preferred Stock held by (i) each person known by the Company to be a beneficial owner of more than five percent of any outstanding class of the Company’s capital stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer and four most highly compensated executive officers at the end of the Company’s last completed fiscal year, and (iv) all directors and executive officers of the Company as a group. Unless otherwise described below, each of the persons listed in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned by such party.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Preferred Stock
SMH Capital Advisors, Inc.	42,550,164		47.3%
Lanphier Capital Management, Inc.	12,545,607		14.0%
Bruce & Co., Inc.	8,235,657		9.2%
Plainfield Asset Management	11,366,580		12.6%
Astrium GmbH	9,554,940		10.6%

Common Stock
SMH Capital Advisors, Inc.	61,975,872	(2)	70.3%
Lanphier Capital Management, Inc.	18,273,136	(3)	31.4%
Bruce & Co., Inc.	11,312,720	(5)	21.0%
Plainfield Asset Management	11,846,396	(4)	20.8%
Astrium GmbH	10,992,439	(6)	19.9%
TQA Special Opportunities Master Fund Ltd.	4,256,000	(7)	8.8%

Non-Employee Directors:
Mark Adams	—		*
Barry Williamson	15,000	(8)	*
Myron J. Goins	—		*

Named Executive Officers:
Thomas B. Pickens, III	15,000	(9)	*
Brian K. Harrington	69,055	(10)	*
Roscoe M. Moore, III	20,000	(11)	*
Nicholas Morgan	17,000	(12)	*
James D. Royston	27,000	(13)	*

All Directors and Executive Officers as a Group (12 persons)	168,055	(14)	1.3%

*                             Indicates beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)                      Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding, which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of June 30, 2007, we had 13,027,196 shares of common stock outstanding.

(2)                      Represents $29,124,000 principal amount of our Senior Notes that have been converted into 19,425,708 shares of common stock and 29,124 shares of Series C Convertible Preferred Stock, which is convertible into common stock at the Company’s option at the rate of 1 share of our Series C Convertible Preferred Stock for 1,461 shares of common stock held by SMH Capital Advisors, Inc. in discretionary accounts for the benefit of its clients. SMH Capital Advisors has shared voting power and sole investment power with respect to these shares. This holder disclaims beneficial ownership of all shares of common stock it holds. This holder’s address is 600 Travis, Suite 3100, Houston, Texas 77002. Includes information from Form 13G filed by SMH Capital Advisors, Inc. on February 1, 2007.

(3)                      Represents $8,587,000 principal amount of our Senior Notes that have been converted into 5,727,529 shares of our common stock and 8,587 shares of our Series C Convertible Preferred Stock, which is convertible into common stock at the Company’s option at the rate of 1 share of

Series C Convertible Preferred Stock for 1,461 shares of common stock held by Lanphier Capital Management Inc. in discretionary accounts for the benefit of its clients. The holder’s address is 4175 Kamaliani Lane, Princeville, HI 96722.

(4)                      Represents $6,484,000 principal amount of our Junior Notes that have been converted into 479,816 shares of common stock and 7,780 shares of Series C Convertible Preferred Stock which, is convertible at the option of the Company at the rate of 1 share of Series C Convertible Preferred stock for 1,461 shares of common stock. Plainfield Asset Management’s address is 411 West Putnam Avenue, Suite 340, Greenwich, CT 06830.

(5)                      Bruce & Co., Inc., is the investment manager for Bruce Fund, Inc., a Maryland registered investment company with its principle business conducted at 20 North Wacker Dr., Suite 2414, Chicago, IL 60606. This ownership represents $4,509,000 principal amount of Senior Notes and $940,000 principal amount of Junior Notes, which were converted into 3,077,063 shares of common stock and 5,637 shares of our Series C Convertible Preferred Stock, which is convertible at the Company’s option at the rate of 1 share of Series C Convertible Preferred Stock for 1,461 shares of common stock. The information provided in this table is based on a Schedule 13G filed with the Securities and Exchange Commission on March 1, 2006 by Bruce & Co., Inc. on behalf of Bruce Fund, Inc.

(6)                      Astrium GmbH beneficially owns 1,437,499 shares of common stock and 6,540 shares of our Series C Convertible Preferred Stock that are convertible at the Company’s option into common stock on the basis of 1 share of Series C Convertible Preferred Stock for 1,461 shares of common stock. Astrium GmbH’s address is Hünefeldstraße 1-5, Postfach 105909, D-28059 Bremen, Germany. The information provided in this table is based on Amendment No. 1 to a Schedule 13D filed with the Securities and Exchange Commission on October 27, 1999 by DaimlerChrysler Aerospace AG.

(7)                      Represents $2,000,000 principal amount of Senior Notes converted into 1,334,000 shares of common stock and 2,000 shares of our Series C Convertible Preferred Stock, which is convertible into common stock at the Company’s option at the rate of 1 share of Series C Convertible Preferred Stock for 1,461 shares of common stock. TQA Special Opportunities Master Fund Ltd’s. principal business address is 333 Ladlow Street, Stanford, CT 06902. The information provided in this table is based in part on the 13G filed by TQA Special Opportunities Master Fund Ltd. on January 30, 2007 for which TQA disclaims beneficial ownership to the common stock reported except to the extent of their pecuniary interest therein.

(8)                      Includes options to purchase 15,000 shares of our common stock.

(9)                      Includes options to purchase 15,000 shares of our common stock.

(10)                Includes 9,055 shares of common stock held in our 1997 Employee Stock Purchase Plan, and options to purchase 45,000 shares of our common stock and 15,000 shares of common stock beneficially owned.

(11)                Includes options to purchase 15,000 shares of our common stock and 5,000 shares of common stock beneficially owned.

(12)                Includes options to purchase 17,000 shares of our common stock.

(13)                Includes options to purchase 27,000 shares of our common stock.

(14)                Includes options to purchase 159,000 shares of our common stock and 9,055 shares of our common stock held in our 1997 Employee Stock Purchase Plan.

OTHER MATTERS

Discretionary Voting of Proxies on Other Matters

The Board of Directors for the Company knows of no matters to be presented at the Special Meeting other than those described in this proxy statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

Proxy Solicitation Expense

The Company does not anticipate engaging a paid proxy solicitor. In addition to solicitation by mailing of this proxy statement, directors, officers, and employees of the Company and its subsidiaries, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. The Company has retained ADP Investor Communication Services to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in a Special Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Such directors, executive officers, and greater than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms they file. Due dates for the reports are specified by those laws, and the Company is required to disclose in this document any failure in the past fiscal year to file by the required dates. Based solely on written representations of the Company’s directors and executive officers and on copies of the reports that they have filed with the SEC, the Company’s belief is that except for the filing of Form 4 by Mr. Michael Bain, then an executive officer of the Company on December 14, 2006, regarding a transaction completed on December 11, 2006, all of SPACEHAB’s directors and executive officers complied with all filing requirements applicable to them with respect to transactions in the Company’s equity securities during fiscal year 2007.

By Order of the Board of Directors,

Brian K. Harrington

Senior Vice President and

Chief Financial Officer

Secretary and Treasurer

Houston, Texas

October 22, 2007

Each stockholder, whether or not he or she expects to be present in person at the Special Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

SPACEHAB, INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

November 20, 2007

P R O X Y

The undersigned hereby appoints, Mr. Barry A. Williamson and Mr. Thomas B. Pickens, III, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock and Series C Preferred Stock of SPACEHAB, Incorporated that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on November 20, 2007, at 10:00 a.m., Houston time, at the Company’s executive offices located at 12130 State Highway 3, Building 1, Webster, Texas 77598, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:

(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote FOR the following proposals:

(1)	To amend the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 70,000,000 shares to 750,000,000 shares.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

(2)

To approve a 10-for-1 reverse split of the Company’s outstanding Common Stock and a corresponding proportionate reduction of the Company’s authorized but unissued Common Stock by amending the Amended and Restated Articles of Incorporation of the Company to reduce the authorized shares of Common Stock of the Company from 750,000,000 shares to 75,000,000.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Dated                                         , 2007

Sign exactly as name appears hereon. When signing

in a representative capacity, please give full title.

Joint owners (if any) should each sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS